Exhibit 99.1

SUPREME INDUSTRIES, INC.

For Immediate Release

Contact:	Robert W. Wilson
President and Chief Operating Officer
(574) 642-4888

SUPREME INDUSTRIES, INC. DECLARES REGULAR

$.095 CASH DIVIDEND

GOSHEN, Indiana, October 26, 2006 — Supreme Industries, Inc. (AMEX: STS) (the “Company”) announced today a cash dividend on its outstanding Class A and Class B Common Stock.  Stockholders of record as of November 13, 2006, will receive $.095 for each share owned on that date, payable on November 20, 2006. This cash dividend is the 13th consecutive quarterly cash dividend since the Company commenced the payment of regular cash dividends in October of 2003.

Future cash dividend payments are necessarily subject to business conditions, the Company’s financial position, and requirements for working capital, property, plant, and equipment expenditures and other corporate purposes.

As of October 25, 2006, Supreme Industries had 12,674,959 shares of Common Stock outstanding, consisting of 10,650,826 shares of Class A Common Stock and 2,024,133 shares of Class B Common Stock.

Supreme Industries, Inc. is a nationwide manufacturer of specialized truck bodies that are produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special-purpose “shuttle-type” buses and armored vehicles.  The Company’s transportation equipment products are used by a wide variety of industrial and commercial customers.

This report contains forward-looking statements, other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

P. O. Box 237  - Goshen, IN 46527-0237 - Phone (574) 642-4888 - Fax (574) 642-3208 - www.SUPREMEind.com